UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:

☑	Preliminary Proxy Statement

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Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Analog Devices, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PRELIMINARY COPY

February 6, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Tuesday, March 11, 2008, in the Sorenson Center for the Arts at Babson College, Babson Park, Wellesley, Massachusetts.

At the Annual Meeting you are being asked to elect three Class III members to our Board of Directors, each for a term of three years, ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 1, 2008, and approve amendments to our articles of organization and bylaws to require a majority vote for uncontested elections of directors. Your Board of Directors recommends that you vote FOR the election of each of the Class III directors, FOR the ratification of Ernst & Young LLP and FOR the approval of the amendments to our articles of organization and bylaws.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

PRELIMINARY COPY

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 11, 2008

To our Shareholders:

The 2008 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Wellesley, Massachusetts 02457, on Tuesday, March 11, 2008 at 10:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect three members to our Board of Directors to serve as Class III directors, each for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 1, 2008.

3.	To approve amendments to our articles of organization and bylaws to require a majority vote for uncontested elections of directors.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 18, 2008 are entitled to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Margaret K. Seif
Secretary

Norwood, Massachusetts
February 6, 2008

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PRELIMINARY COPY

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 11, 2008

This proxy statement contains information about the 2008 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 11, 2008, beginning at 10:00 a.m. local time, at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Wellesley, Massachusetts 02457. You may obtain directions to the location of the annual meeting by contacting Maria Tagliaferro, Director, Corporate Communications, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc., which is also referred to as Analog Devices, ADI or the Company in this proxy statement, for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the meeting. A shareholder may revoke his, her or its proxy at any time before it is exercised by giving our secretary written notice to that effect.

Our Annual Report to Shareholders for the fiscal year ended November 3, 2007 is being mailed to shareholders with the mailing of these proxy materials on or about February 6, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on March 11, 2008:

This proxy statement and the 2007 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/2008AnnualMeeting.

A copy of our Annual Report on Form 10-K for the fiscal year ended November 3, 2007 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Analog Devices, Inc., Attention of Maria Tagliaferro, Director, Corporate Communications, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of three members to our Board of Directors to serve as Class III directors, each for a term of three years.

2. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending November 1, 2008.

3. To approve amendments to our articles of organization and bylaws to require a majority vote for uncontested elections of directors.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on January 18, 2008. This date is the record date for the annual meeting.

Shareholders of record at the close of business on January 18, 2008 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 297,639,915 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the record holder of your shares, you may vote in one of four ways. You may vote by submitting your proxy over the Internet, by telephone, or by mail or you may vote in person at the meeting.

You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

You may vote by telephone.  You may vote your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

You may vote by mail.  You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.

You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items.

In the case of non-discretionary items, the shares will be treated as “broker non-votes.” The election of directors (proposal one) and the ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal two) are each considered to be a discretionary item under the New York Stock Exchange rules. If the record holder does not exercise its discretionary authority with respect to proposals one or two, your shares will be treated as broker non-votes on the particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on March 11, 2008. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. The combined proxy/instruction card should be signed and returned in the enclosed envelope to Computershare Trust Company, N.A., or Computershare, which serves as our transfer agent and registrar, or you may submit your proxy/instruction over the Internet or by telephone by following the instructions on the enclosed card. Computershare will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner directed by you. If Computershare does not receive voting instructions from you by 11:59 p.m. eastern time on March 6, 2008, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan, or the Ireland share plan, you may vote an amount of shares of common stock equivalent to the interest in our common stock which Mercer Trustees Limited, or Mercer, which serves as the trustee of the Ireland share plan, holds on your behalf as of the record date. Mercer will send a voting card to you that you may use to direct Mercer how to vote your shares. The voting card should be signed and returned in the enclosed envelope to Mercer. Mercer will vote the shares in the manner directed on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, February 29, 2008, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting with respect to a particular matter, a quorum must be present in person or represented by valid proxies for that particular matter. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 148,819,958 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors.  As provided in our bylaws, the three nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Ratification of independent registered public accounting firm.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Approval of amendments to our articles of organization and bylaws.  Approval of Amendments to our articles of organization and bylaws to require majority voting in uncontested elections of directors must be approved by the holders of two-thirds of all the shares entitled generally to vote on the proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to proposals one and two, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Accordingly, assuming the presence of a quorum, votes withheld for a particular director nominee and broker non-votes will have no effect on the outcome of the election of directors. Assuming the presence of a quorum, abstentions and broker non-votes will have no effect on the voting on the ratification of our independent registered public accounting firm. Abstentions from voting and broker non-votes will have the effect of a vote against proposal three.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare. A representative of Computershare will serve as the inspector of elections at the meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the three nominees to serve as Class III directors on the Board of Directors, each for a term of three years;

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year; and

FOR the approval of the amendments to our articles of organization and bylaws.

Will any other business be conducted at the meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy in person, by mail, over the Internet or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008, which we expect to file with the Securities and Exchange Commission in May 2008.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2009 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2009 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for the 2009 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts as set forth below no later than October 9, 2008.

ADI’s amended and restated bylaws require that ADI be given advance written notice of shareholder nominations for election to ADI’s Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in ADI’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, ADI must receive such notice at the address noted below not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the seventh day following the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2009 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2008 annual meeting, appropriate notice would need to be provided to ADI at the address noted below no earlier than November 11, 2008, and no later than December 11, 2008. If a shareholder fails to provide timely notice of a proposal to be presented at the 2009 annual meeting, the proxies designated by ADI’s Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting.

ADI’s amended and restated bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our amended and restated bylaws is on file with the Securities and Exchange Commission, or SEC.

Any proposals, nominations or notices should be sent to:

Secretary, Analog Devices, Inc.
c/o: Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged The Altman Group, Inc. to assist us with the solicitation of proxies. We expect to pay The Altman Group less than $15,000 for their services. In addition to solicitations by mail, The Altman Group and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended November 3, 2007, we will send you one without charge. Please contact:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Maria Tagliaferro, our director of corporate communications, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 15, 2008 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

	Number of		Shares			Percent of
	Shares		Acquirable		Total	Common Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

5% Shareholders:
T. Rowe Price Associates, Inc.(5)	32,292,599		—		32,292,599	10.8%
100 East Pratt Street Baltimore, Maryland 21202
Capital Research and Management Company(6)	32,262,732		—		32,262,732	10.8%
333 South Hope Street, 55th Floor Los Angeles, California 90071
UBS Global Asset Management (Americas) Inc.(7)	29,046,230		—		29,046,230	9.7%
One North Wacker Chicago, Illinois 60606
Directors and Named Executive Officers:
James A. Champy	6,666		64,334		71,000	*
John L. Doyle	9,728		158,300		168,028	*
Jerald G. Fishman	506,348		2,706,463		3,212,811	1.1%
John C. Hodgson	1,000		19,500		20,500	*
Yves-Andre Istel(8)	—		—		—	*
Christine King(9)	1,000		70,000		71,000	*
Robert R. Marshall	159,004		382,526		541,530	*
Robert P. McAdam	141,601		528,422		670,023	*
Joseph E. McDonough	12,697		476,596		489,293	*
Vincent T. Roche	100		346,722		346,822	*
F. Grant Saviers	7,000		139,800		146,800	*
Paul J. Severino	16,200		15,000		31,200	*
Kenton J. Sicchitano	3,000		68,000		71,000	*
Ray Stata(10)	5,109,616		602,912		5,712,528	1.9%
Lester C. Thurow(8)	3,000		137,300		140,300	*
All directors and executive officers as a group (20 persons, consisting of 11 officers and 9 non-employee directors)(11)	6,007,339		6,460,426		12,467,765	4.1%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after January 15, 2008.

(4)	The percent ownership for each shareholder on January 15, 2008 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 15, 2008 (299,407,198 shares) plus any shares acquirable (including stock options exercisable) by the shareholder in question within 60 days after January 15, 2008.

(5)	Based on a Form 13F-HR filed by T. Rowe Price Associates, Inc. on November 14, 2007 reporting the above stock ownership as of September 30, 2007. T. Rowe Price Associates, Inc. reports that it has sole voting authority with respect to 9,191,004 shares and sole investment discretion with respect to 32,292,599 shares.

(6)	Based on a Form 13F-HR filed by Capital Research and Management Company on November 14, 2007 reporting the above stock ownership as of September 30, 2007. Capital Research and Management Company reports that it has no voting authority with respect to 32,262,732 shares and shared investment discretion with The Capital Group Companies, Inc. with respect to 32,262,732 shares.

(7)	Based on a Form 13F-HR filed by UBS Global Management (Americas) Inc. on November 15, 2007 reporting the above stock ownership as of September 30, 2007. UBS Global Management (Americas) Inc. reports that it has sole voting authority with respect to 25,665,434 shares. UBS Global Management (Americas) Inc. also reports that it has shared investment discretion with DSI International Management with respect to 18,300 shares, shared investment discretion with UBS AG / UBS Global Asset Management with respect to 10,738,990 shares, shared investment discretion with UBS Global Asset Management (UK) LTD with respect to 3,642,901 shares, shared investment discretion with UBS Global Asset Management Trust Company with respect to 815,000 shares and shared investment discretion with UBS Asset Management Life LTD with respect to 1,558,215 shares.

(8)	On December 4, 2007, Mr. Thurow ceased serving as a Class I Director of the Company. Also on December 4, 2007, Yves-Andre Istel was elected to the Board of Directors of the Company as a Class I Director, filling the vacancy left by Mr. Thurow’s departure.

(9)	Ms. King will not stand for re-election as a Class III Director at the Company’s 2008 Annual Meeting of Shareholders to be held on March 11, 2008, and will cease serving as a Class III Director of the Company on that date.

(10)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(11)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of ten members, three of whom are Class I directors (with terms expiring at the 2009 annual meeting), four of whom are Class II directors (with terms expiring at the 2010 annual meeting), and three of whom are Class III directors (with terms expiring at the 2008 annual meeting).

At the 2008 annual meeting, shareholders will have an opportunity to vote for the nominees for Class III directors, John L. Doyle, Paul J. Severino and Ray Stata. Mr. Doyle is currently serving as a Class III director and has been a director since 1987. Mr. Stata is currently serving as a Class III director and has been a director since 1965. Ms. Christine King, who is currently a Class III director, is not standing for re-election. In order to rebalance our Board of Directors following Ms. King’s departure, Mr. Severino will resign as a Class II director immediately prior to the 2008 annual meeting and stand for election as a Class III director. The persons named in the enclosed proxy card will vote to elect these three nominees as Class III directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card (whether executed by you or through Internet or telephonic voting) to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class III directors. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Analog.

Nominees for Class III Directors (Terms Expire at the 2011 Annual Meeting)

JOHN L. DOYLE, Director since 1987

Mr. Doyle, age 76, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 61, has been an investment advisor to emerging technology companies and venture funds since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a director of Sonus Networks, Inc.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 73, has served as our Chairman of the Board of Directors since 1973 and an executive employee of our company since November 1996. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also serves as a trustee of the Massachusetts Institute of Technology.

Class I Directors (Terms Expire at the 2009 Annual Meeting)

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 65, has been a Vice President of Perot Systems Corporation, a technology services and business solutions company, since 1996. Mr. Champy also serves as a trustee of the Massachusetts Institute of Technology.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 63, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. Mr. Sicchitano is a certified public accountant.

YVES-ANDRE ISTEL, Director since December 2007

Mr. Istel, age 71, has been a Senior Advisor to Rothschild, Inc., an international investment bank, since April 2002, and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992. Mr. Istel also serves as a director of Imperial Sugar Company, a processor and marketer of refined sugar, and Compagnie Financiere Richemont S.A., the parent group owning luxury good companies, including Cartier and Montblanc.

Class II Directors (Terms Expire at the 2010 Annual Meeting)

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

Mr. Fishman, age 62, has been our President and Chief Executive Officer since November 1996 and served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx, Inc.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 64, has been retired since December 2006. He served as Senior Vice President and Chief Marketing and Sales Officer for DuPont, a science-based products and services company, from January 2006 to December 2006. Mr. Hodgson served as Senior Vice President and Chief Customer Officer from May 2005 to January 2006, Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002.

F.	GRANT SAVIERS, Director since 1997

Mr. Saviers, age 63, has been retired since August 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high-performance input/output products, from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation, a computer manufacturer, for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation.

Our Board of Directors recommends that you vote FOR the election of Messrs. Doyle, Severino and Stata.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and its shareholders. In particular, we have adopted the following policies and procedures:

Shareholder Voting Policy for Election of Directors.  At this year’s annual meeting, our Board of Directors is proposing, and recommending that our shareholders approve, amendments to our articles of organization and our bylaws providing for a majority voting standard in uncontested director elections. If the amendments to our articles of organization and our bylaws are approved by our shareholders, our Board of Directors would adopt certain conforming amendments to the director resignation policy set forth in our corporate governance guidelines. Our corporate governance guidelines currently include a policy that any director who receives more “withheld” votes than “for” votes in an uncontested election at an annual meeting will offer his or her resignation to the Board promptly after the voting results are certified. If the proposed amendments are approved by our shareholders, this resignation policy would be amended to apply to uncontested incumbent director nominees receiving a majority of votes “against” his or her election. The amended policy would provide that a committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders voted against the election of such director, any alternatives for curing the underlying cause of the votes cast against the election of such director, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to Analog, the overall composition of our Board and whether accepting the resignation would cause Analog Devices to fail to meet any applicable rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the votes cast against the election of such director, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

Stock Ownership Guidelines.  In January 2006, we established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual salary for the Chief Executive Officer and one times annual salary for other executive officers. Directors (including the Chief Executive Officer) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve the targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

Stock Option Grant Date Policy.  Our policy is that we do not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor do we have any program, plan or practice to do so. In addition, during fiscal year 2006, the Compensation Committee adopted specific written policies regarding the grant dates of stock options and stock-based awards made to the Company’s executive officers and employees. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Related Policies and Considerations — Stock Option Grant Date Policy” for information relating to these policies.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Stock Option Grant Date Policy at www.analog.com/governance or by writing to:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

Under current NYSE rules, a director of Analog Devices only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog Devices (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog Devices). Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with Analog Devices. Under these guidelines, a director is not considered to have a material relationship with Analog Devices if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog Devices for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog Devices, or to which Analog Devices is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog Devices, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog Devices with respect to such other company; or

•	serves as an executive officer of a charitable organization, unless Analog Devices’ charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

The guidelines provide that ownership of a significant amount of Analog Devices’ stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that each of Messrs. Champy, Doyle, Hodgson, Istel, Saviers, Severino and Sicchitano and Ms. King is “independent” within the meaning of Section 303A.02(b) of the NYSE Listed Company Manual. Each of these directors has no relationship with Analog, other than any relationship that is categorically not material under the guidelines shown above and other than as disclosed in this proxy statement under “— Director Compensation” and “— Certain Relationships and Related Transactions.” The Board has determined that the relationships described in this proxy statement do not preclude a determination of independence because the amounts involved are not material and will not impair the applicable director’s ability to render independent judgment.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the

Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date such recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee”, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2009 annual meeting?” contained elsewhere in this proxy statement.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Analog Devices’ Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, c/o General Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. Subject to oversight by the Nominating and Corporate Governance Committee, the Board selects, evaluates and provides for the succession of executive officers and the Board nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met fifteen times in fiscal 2007 (including by telephone conference). During fiscal 2007, each of our directors who served as a director during fiscal year 2007 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member during the period of time which he or she served on such committee. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices. They do not participate in any board or committee meeting at which their compensation is evaluated. All members of all three committees are non-employee directors.

Our Board of Directors has appointed Mr. Doyle “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.

Our Corporate Governance Guidelines set forth our policy that directors should attend annual meetings of shareholders. Nine of the ten directors that were directors at the time of the 2007 annual meeting of shareholders attended the 2007 annual meeting of shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair) and Doyle and Ms. King. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle and Ms. King qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano and Doyle and Ms. King is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano or Doyle or Ms. King serves on the audit committees of more than two other public companies. The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Audit Committee. The Audit Committee did not retain any such advisors during fiscal year 2007. The Audit Committee met nine times during fiscal 2007 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2007 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee

The current members of our Compensation Committee are Messrs. Champy (Chair), Saviers and Severino. The Board has determined that each of Messrs. Champy, Saviers and Severino is independent as defined under the rules of the NYSE. Our Compensation Committee held fourteen meetings (including by telephone conference) during fiscal 2007. The Compensation Committee evaluates and sets the compensation of our Chief Executive

Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management by the Board of Directors. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The Compensation Committee has the authority to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners, an independent compensation consultant, during fiscal year 2007. In accordance with the terms of the 2006 Stock Incentive Plan, the Compensation Committee has delegated to our executive officers and certain members of senior management the power to grant options and other stock awards to employees who are not executive officers or directors, subject to specified thresholds. The responsibilities of our Compensation Committee and its activities during fiscal 2007 are described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Doyle (Chair), Hodgson and Istel. Mr. Istel joined the Nominating and Corporate Governance Committee on January 22, 2008. The Board has determined that each of Messrs. Doyle, Hodgson and Istel is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s annual review of succession planning with respect to senior executives and oversight of ADI’s Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee. The Committee did not retain any such advisers during fiscal year 2007. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held four meetings during fiscal year 2007 (including by telephone conference).

Report of the Audit Committee

The Audit Committee of the Board of Directors oversees Analog Devices’ financial reporting process on behalf of the Company’s Board of Directors, reviews the Company’s financial disclosures, oversees the Company’s internal audit function, and meets privately, outside the presence of the Company’s management, with the Company’s independent registered public accounting firm and the Company’s internal auditors to discuss the Company’s internal accounting control policies and procedures. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2007, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Company’s Board of Directors. The Audit Committee also selects and appoints the Company’s independent registered public accounting firm, reviews the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assesses the independence of the independent registered public accounting firm and reviews and approves the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle and Ms. King qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the rules of the NYSE.

The Audit Committee held nine meetings (including by telephone conference) during the fiscal year ended November 3, 2007. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380), and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures we received from the independent registered public accounting firm as required by the Public Company Accounting Oversight Board’s Rule 3600T, which adopted on an interim basis Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions, the Audit Committee recommended to the Company’s Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007. The Audit Committee also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 1, 2008.

Audit Committee,
Kenton J. Sicchitano, Chairman
John L. Doyle
Christine King

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended November 3, 2007 and October 28, 2006.

	Fiscal 2007	Fiscal 2006

Audit Fees	$2,355,000	$2,075,000
Audit-Related Fees	115,000	597,000
Tax Fees	709,000	612,000

Total Fees	$3,179,000	$3,284,000

Audit Fees.  These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees.  These are fees for assurance and related services and consisted primarily of specific internal control process reviews, audits of employee benefit plans, due diligence and consultations regarding proposed transactions and accounting matters not related to the annual audit. The fiscal 2006 fees also included the fees associated with the carve-out audit required as part of the sale of our DSP-based DSL ADIC and network processor product line during fiscal 2006.

Tax Fees.  These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and assistance with international tax audits. Included in this amount are fees of $576,000 in fiscal 2007 and $487,000 in fiscal 2006 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all such individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all such individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of such items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal year 2007, no services were provided to Analog Devices by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

The following table details the total compensation earned by our non-employee directors in fiscal 2007.

2007 Director Compensation

	Fees Earned or	Option Awards
Name(1)	Paid in Cash ($)(2)	($)(3)(4)	Total ($)

James A. Champy	75,000	130,397	205,397
John L. Doyle	70,000	130,397	200,397
John C. Hodgson	60,000	105,571	165,571
Christine King(5)	60,000	130,397	190,397
F. Grant Saviers	60,000	130,397	190,397
Paul J. Severino	60,000	98,452	158,452
Kenton J. Sicchitano	75,000	130,397	205,397
Lester C. Thurow(5)	60,000	130,397	190,397

(1)	Messrs. Fishman and Stata were the only directors during fiscal 2007 that were also employees of Analog. Neither receives any compensation in their capacities as directors of Analog. Mr. Fishman’s compensation is included in the Summary Compensation Table on page 31 and Mr. Stata’s compensation is included under “— Certain Relationships and Related Transactions.”

(2)	This amount includes a $60,000 annual board retainer. An additional annual retainer of $15,000 is paid to the chair of the Audit Committee and Compensation Committee, and $10,000 to the chair of the Nominating and Corporate Governance Committee. Commencing in fiscal 2008, the annual retainer payable to the chair of the Nominating and Corporate Governance Committee was increased to $15,000. These cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year.

(3)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the dollar amount recognized by the Company for financial reporting purposes, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), related to grants of options to each listed director. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2007. The SFAS 123R value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. Ratable amounts expensed for stock options that were granted in years prior to fiscal 2007 are also reflected in the table above.

The following table includes the assumptions used to calculate the compensation expense reported for 2007 on a grant by grant basis for our directors.

				Assumptions
		Shares			Expected	Risk-Free		2007
	Grant	Granted	Exercise	Volatility	Life	Interest	Dividend	Expense
Name	Date	(#)	Price($)	(%)	(Years)	Rate(%)	Yield(%)	($)

James A. Champy	12/10/2003	18,000	45.27	69.315	5.76	3.480	0.350	6,455
	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	25,490
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

John L. Doyle	12/10/2003	18,000	45.27	69.315	5.76	3.480	0.350	6,455
	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	25,490
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

John C. Hodgson	9/13/2005	18,000	38.35	27.690	5.00	4.230	1.126	51,474
	12/06/2005	3,750	39.44	28.640	5.00	4.420	1.217	14,785
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

Christine King	12/10/2003	18,000	45.27	69.315	5.76	3.480	0.350	6,455
	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	25,490
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

F. Grant Saviers	12/10/2003	18,000	45.27	69.315	5.76	3.480	0.350	6,455
	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	25,490
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

Paul J. Severino	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

Kenton J. Sicchitano	12/10/2003	18,000	45.27	69.315	5.76	3.480	0.350	6,455
	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	25,490
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

Lester C. Thurow	12/10/2003	18,000	45.27	69.315	5.76	3.480	0.350	6,455
	12/07/2004	18,000	37.70	27.040	5.00	3.600	0.637	25,490
	12/06/2005	15,000	39.44	28.640	5.00	4.420	1.217	59,140
	1/04/2007	15,000	33.41	30.496	5.10	4.610	2.155	39,312

The grant date fair value of the options granted in fiscal 2007 calculated in accordance with SFAS 123R was $142,067 for each of Messrs. Champy, Doyle, Hodgson, Saviers, Severino, Sicchitano and Thurow and Ms. King. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in Analog Devices’ Annual Report on Form 10-K for the year ended November 3, 2007.

(4)	The aggregate number of shares subject to option awards held by each director (representing unexercised option awards — both exercisable and unexercisable) at November 3, 2007 is as follows:

Number of Shares
Subject to Option
Awards Held as of
Name	November 3, 2007 (#)

James A. Champy	79,334
John L. Doyle	173,300
John C. Hodgson	36,750
Christine King	85,000
F. Grant Saviers	154,800
Paul J. Severino	30,000
Kenton J. Sicchitano	83,000
Lester C. Thurow	152,300

(5)	Upon Ms. King’s departure from our Board on March 11, 2008, in accordance with the terms of the applicable stock option plan and option agreements, Ms. King will become entitled to 15,000 previously unvested options. Upon Mr. Thurow’s departure from our Board on December 4, 2007, in accordance with the terms of the applicable stock option plans and option agreements, he became entitled to 31,000 previously unvested options.

We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan.”

Stock Option Policy for Non-employee Directors

Effective October 29, 2006, the Board established the following stock option grant policy for non-employee directors:

Each newly elected non-employee director is automatically granted a non-qualified stock option to purchase 15,000 shares of our common stock under our 2006 Stock Incentive Plan (the “2006 Plan”) on the 15th day of the month following the date of initial election as a director, or if the New York Stock Exchange is closed on that day, the next succeeding business day that the New York Stock Exchange is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant, unless otherwise determined by the Compensation Committee).

On an annual basis, each incumbent non-employee director is automatically granted a non-qualified stock option to purchase 15,000 shares of common stock of the Company under the 2006 Plan (with the number of shares subject to the first annual option granted to a director to be on a pro rata basis based on the length of service during the calendar year in which such director was elected) on the second business day following January 1 that the New York Stock Exchange is open, at an option exercise price equal to the fair market value of the common stock on the date of grant (which will equal the closing price of the common stock on the date of grant, unless otherwise determined by the Compensation Committee).

Options granted to our non-employee directors under the 2006 Plan vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to acceleration as described below. These options will vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Plan) or the director’s death. Upon (1) the director’s retirement from our Board after attaining age 60, (2) removal of the director by the Board or (3) the company’s failure to nominate the director for reelection as a director of our company (other than because the director has refused to serve as a director), each option will vest as to an additional number of shares that would have vested if the director continued to serve as a director through the next succeeding anniversary of the date of grant. If the director ceases to serve as a director by reason of his disability, as determined by the company, each option will continue to become exercisable over its remaining term on the dates it otherwise would have vested if the director’s service had not been terminated for disability. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each option will continue to be exercisable for the balance of its term.

In accordance with the policy described above, on January 3, 2008 we granted stock options for services provided during calendar year 2007 to each non-employee director, except Mr. Istel, for the purchase of 15,000 shares of our common stock at an exercise price of $29.91 per share. We granted Mr. Istel a stock option for the purchase of 15,000 shares of our common stock at an exercise price of $26.46 per share on January 15, 2008 in connection with his election as a new director in December 2007. In addition, on January 3, 2008, Mr. Istel was granted a stock option for the purchase of 1,150 shares of our common stock at an exercise price of $29.91 per share, representing the pro-rata portion of the grant he was entitled to for services provided during calendar year 2007.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal year 2007, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $228,606, a cash bonus of $125,423 and other compensation of $19,385 representing the amount contributed or accrued by us in fiscal year 2007 under applicable retirement arrangements. In December 2007, we paid $135,000 to Mr. Stata for the reimbursement of filing fees paid by Mr. Stata in connection with filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as a result of his ownership of shares of Analog common stock.

On January 4, 2007, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $33.41 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date. Following the end of fiscal year 2007, on January 3, 2008, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $29.91 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

We employ Adam S. Champy, the son of James A. Champy, a director of Analog Devices, as an engineer in our Micromachined Products Division. Adam Champy joined Analog Devices after graduating from the Massachusetts Institute of Technology with a Masters of Engineering in Computer Science and Electrical Engineering. On January 4, 2007, we granted a stock option to Adam S. Champy for the purchase of 1,000 shares of our common stock at an exercise price of $33.41 per share. In fiscal year 2007, Adam S. Champy earned $107,388 of cash compensation, which includes his salary, bonus and Analog Devices’ contribution to The Investment Partnership Plan. Following the end of fiscal year 2007, on January 3, 2008, he was granted a stock option for the purchase of 2,400 shares of our common stock at an exercise price of $29.91 per share.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest.

If a related person proposed to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s nominating and corporate governance committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the relate person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the grater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a part of the transaction, and (d) the amount involved in the transaction equals less than 2% of Analog Devices’ annual consolidated gross revenues; and

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Analog Devices has designed its executive compensation plan to attract, motivate and reward executives for company performance.

Our total compensation is benchmarked against leading semiconductor companies to ensure we pay competitively. At least 75% of our total compensation for the Named Executive Officers set forth in the Summary Compensation Table below is directly linked to the performance of the Company, providing our executives an opportunity to earn above average compensation if Analog Devices delivers superior results.

A significant portion of cash compensation for executives is linked to our operating profit before taxes (“OPBT”). Our target for executive bonus payments is a ratio of OPBT to revenue of 25%. This is the same target that we use to determine the profit sharing bonus for all Analog Devices employees. The Fiscal Year 2007 Executive Bonus Plan (the “2007 Executive Bonus Plan”) provided the Compensation Committee with the discretion to increase or decrease individual executive incentives for fiscal year 2007 by as much as 50%. In 2007, the Compensation Committee did not modify the individual incentives for any of our Named Executive Officers, electing to pay them the same 85% of target that was paid to employees in the broader Analog Devices profit sharing plan.

Analog Devices also provides long-term incentives in the form of stock options. Options generally vest over five years, providing an incentive for our executives to remain with Analog Devices with rewards linked directly to our ability to create value for our shareholders.

Compensation Processes and Philosophy

Pursuant to the charter of the Compensation Committee, all compensation for our executive officers, including salary, bonus, equity compensation, perquisites, severance arrangements and change in control benefits, is reviewed and approved by the Compensation Committee, which is comprised entirely of independent directors. This Committee met 14 times during fiscal year 2007.

We tie a significant portion of total executive compensation to the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

The Compensation Committee has retained an independent compensation consultant, Pearl Meyer and Partners (PMP). PMP is retained by and reports directly to the Committee and provides assistance in evaluating and designing the Company’s executive compensation program and policies. In connection with its work for the committee, PMP is invited to attend most of the Committee’s meetings. PMP does not provide any other consulting services to Analog Devices.

The Committee works directly with PMP to formulate recommendations for the Chief Executive Officer’s compensation. The Chief Executive Officer makes recommendations to the Committee concerning the compensation of the other Named Executive Officers. The Company’s Vice President of Human Resources and other members of the Company’s human resources department support the work of the Committee and PMP. In addition, our Chief Executive Officer and Chief Financial Officer meet periodically with the Committee regarding the design of our compensation programs and periodically attend portions of Committee meetings during the year.

To determine the appropriate levels of compensation with respect to each level of our compensation program, the Committee annually reviews the compensation levels of our Named Executive Officers and other key executives against the compensation levels of comparable positions of a peer group of companies. Peer companies are selected based on the competitiveness of their product offerings and the similarity of their revenue size and market capitalization.

In fiscal 2007, the Committee reviewed the Company’s peer group of six companies and determined that no change to the group should be made from the prior year. The “Peer Group” consists of:

•	Broadcom Corporation

•	Linear Technology Corporation

•	Maxim Integrated Products

•	National Semiconductor Corporation

•	Texas Instruments Incorporated

•	Xilinx, Inc.

For officers in positions for which there was not publicly available data with respect to the Peer Group, the Committee reviewed PMP’s 2007 CHiPS Executive and Senior Management Total Compensation Survey reflecting the average compensation, by position, of 32 semiconductor companies, which were considered the Peer Group for such officers.

The Committee’s philosophy is generally to target total compensation, which is comprised of base salary, target annual cash bonus and estimated value of stock-based awards, for senior executives at approximately the 50th percentile of the Peer Group. The actual percentile may vary depending on the Company’s financial performance, each executive’s individual performance and importance to the Company, internal equity considerations among all senior executives and the particular circumstances of each individual executive. In formulating each executive’s total direct compensation, the Committee’s philosophy is also to have a majority of compensation consist of variable compensation that is directly linked to company performance. In addition, the Company and the Committee constrain the size of equity awards to executives so that the Company can achieve its net dilution objective for the year, as discussed below.

Components of Executive Compensation

Our compensation program includes both incentive and retention-related compensation components. Bonuses are included to encourage and reward effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our shareholders. In recent years, we have increased the proportion of total compensation for executive officers attributable to variable compensation and to design elements of the compensation program that place more emphasis on rewarding executives for individual performance and company results. Annual compensation for our executive officers consists of the following principal elements:

•	Base salary;

•	Cash bonus;

•	Equity ownership in the form of stock options and stock-based awards;

•	Retirement and other employee benefits; and

•	Limited perquisites.

Base Salary

Annual base salary levels are based on an evaluation of activity for which an executive has responsibility, the impact of that activity on our overall performance, the skills, experience and performance of the executive, the potential for growth and development of the executive, and a comparison of these elements with similar elements for other executives within the Company.

The Compensation Committee also reviewed, for each executive, the 50th percentile salary range for individuals in comparable positions based on the Peer Group survey prepared by PMP.

The salaries for all of the Company’s Named Executive Officers in 2007 are shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis. The Committee maintained the salary of Mr. Fishman at the same level as it had been since 2003 because the Committee determined that his base salary was above the range of comparable salaries at the 50th percentile in the Peer Group and because the Committee believed it appropriate to provide any increase in the form of performance-based compensation. The salaries of Messrs. McDonough, Marshall, McAdam and Roche were increased in February 2007 by 5% to 6%, maintaining their salaries within the range of comparable salaries at the 50th percentile in the Peer Group survey.

2007 Executive Bonus Plan

In December 2006, the Compensation Committee approved the terms of the 2007 Executive Bonus Plan. All executive officers, including our Named Executive Officers, and other senior management selected by the Chief Executive Officer participated in the 2007 Executive Bonus Plan. Bonus payments under the 2007 Executive Bonus Plan are calculated and paid as follows:

Individual
Base		Target		Bonus		Individual		Bonus
Salary	X	Bonus	X	Payout	X	Payout	=	Payout
		Percentage		Factor		Factor

Individual Target Bonus Percentages are established as part of the annual review of each executive’s compensation. For our Named Executive Officers, these targets range from 75% to 160%, ensuring a substantial portion of cash compensation is directly linked to business performance. The Committee established the following target bonuses, as a percentage of base salary, for the Named Executive Officers in 2007: Mr. Fishman — 160%; Mr. McDonough — 75%; Mr. Marshall — 75%; Mr. McAdam — 75% and Mr. Roche — 75%. The Committee set Mr. Fishman’s target bonus at 160% in order to provide Mr. Fishman with a performance-based opportunity to achieve total compensation (consisting of his salary, bonus and equity award) at approximately the 50th percentile of the Peer Group. In setting this target, the Committee took into account the fact that the annual equity award granted to Mr. Fishman, as discussed below, was significantly below the 50th percentile of the Peer Group. The Committee maintained the target bonus percentages for the other Named Executive Officers at the same levels as in the prior year because their total cash compensation, after taking into account the salary increases discussed above, were within the ranges of total cash compensation at the 50th percentile in the Peer Group.

The Bonus Payout Factor is based on our OPBT as a percentage of revenue for the applicable bonus period, which is adjustable by the Compensation Committee in its sole discretion to exclude special items, including but not limited to: stock-based compensation expense, restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. Bonus payout factors are determined quarterly and are applied consistently to all Analog Devices employees through our profit sharing plan. The following table was used in 2007 to determine the bonus payout factor:

Company Performance (OPBT/Revenue)	Bonus Payout Factor

15%	0%
25%	100%
33%	200%
38%	300%

Each participant’s fiscal 2007 bonus payment is then subject to adjustment by his or her Individual Payout Factor as follows. The individual payout factor can increase the calculated bonus payment by as much as 50% or decrease the calculated bonus payment by as much as 50%, based on an evaluation of the participant’s performance against a set of individual goals that are focused on key performance indicators, including business unit financial performance, strategic initiatives and overall leadership.

The actual bonus payments for the Named Executive Officers under the fiscal 2007 bonus plan are shown in the Summary Compensation Table below. For fiscal 2007, the Company’s OPBT was 23.5%, after adjustments for stock-based compensation expenses, restructuring-related expenses, acquisition-related expenses, non-recurring royalty payments and other similar non-recurring items. Since this percentage was below the target of 25%, the bonus payout factor for participants in the plan calculated in accordance with the plan, was .85 of the bonus target percentage. The Committee determined that the .85 bonus payout factor accurately reflected the individual contributions of the Named Executive Officers and therefore made no further adjustments using the Individual Payout Factor.

2008 Executive Bonus Plan

In January 2008, the Compensation Committee approved the terms of the 2008 Executive Bonus Plan. All executive officers, including our Named Executive Officers, and other senior managers selected by the Chief Executive Officer, are eligible to participate in the 2008 Executive Bonus Plan.

The overall formula for the 2008 Executive Bonus Plan is consistent with the approach adopted in 2007, namely:

Individual
Base		Target		Bonus		Individual		Bonus
Salary	X	Bonus	X	Payout	X	Payout	=	Payout
		Percentage		Factor		Factor

Individual Target Bonus Percentages are established as part of the annual review of each executive’s compensation. In 2008, the individual target bonus percentages for our Named Executive Officers remain unchanged.

The Bonus Payout Factor is based on the Company’s OPBT as a percentage of revenue for the applicable bonus period, which is adjustable by the Compensation Committee in its sole discretion to exclude special items, including but not limited to: restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items.

The Compensation Committee adopted a new table, listed below, that provides bonus payout factors consistent with those used in 2007 for similar business performance. The lower thresholds for Company Performance during fiscal 2008 reflect a decision to include stock option and amortization expenses in our OPBT used for the bonus calculation, which were excluded from our OPBT calculation in 2007.

Company Performance (OPBT/Revenue)	Bonus Payout Factor

12%	0%
22.5%	100%
31%	200%
36%	300%

Bonus payout factors will be determined quarterly and are also used to determine the bonuses paid to all other Analog Devices employees through our profit sharing plan.

Each participant in the 2008 Executive Bonus Plan (with the exception of Messrs. Stata and Fishman) is also eligible for an additional Individual Payout Factor.  This factor can increase the calculated bonus payment by up to 30% based on superior business performance. Evidence of superior business performance will include, but is not limited to, overachievement of revenue and profitability goals, and achievement of non-financial results that contributed positively to the performance of the Company.

At the end of the fiscal year, the Chief Executive Officer will review and assess the performance of each of the participants with respect to his or her goals and will make recommendations to the Compensation Committee. The Compensation Committee will then, in its discretion, determine whether there is superior performance justifying the application of an Individual Payout Factor.

An Individual Payout Factor is only applied in the case of superior business performance and, therefore, is difficult to achieve. If this factor were applied to the Company’s 2007 results, based solely on financial factors, none of our Named Executive Officers would have qualified for an increase over the Company’s bonus payout factor used for all employees.

Messrs. Stata and Fishman are not eligible for the additional individual payout factor. Their bonus is calculated using only the bonus payout factor used for all other Analog Devices employees.

Equity Ownership

Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, as amended, or the 2006 Plan, under which we grant equity awards. Under the 2006 Plan, options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, may be granted to all employees, officers, directors, consultants and advisors of Analog. In fiscal 2007, substantially all of our employees participated in this plan. All options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock as of the date of grant. We believe that our option program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

Total compensation of our executive officers includes long-term incentives afforded by stock options and, to a lesser extent, stock-based awards. The purpose of our equity ownership program and our usage of stock options is to reinforce the mutuality of long-term interests between our employees and our shareholders, and to assist in the attraction and retention of important key executives and employees who are essential to our success.

Generally, awards under our equity ownership programs include time-based vesting periods to optimize the retention value of these awards and to orient recipients to the achievement of longer-term goals, objectives and success. Generally, employees who terminate their employment (other than upon death or disability) prior to completion of these vesting periods forfeit the unvested portions of these awards. Our options typically do not fully vest until five years from the date of grant. While we believe that these longer vesting periods are in the best interest of our shareholders, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

We annually set a goal to keep dilution related to our equity ownership program to a certain percentage, net of forfeitures. The dilution percentage is calculated as the total number of shares of common stock underlying new option grants made during the year, net of management’s estimated forfeitures and cancellations for the year, divided by total outstanding shares of our common stock. For fiscal 2007, our net dilution percentage was .9%, compared to 1.6% for our Peer Group in 2006. (Maxim Integrated Products was excluded for the purposes of this calculation because the amounts were not available in public filings for their 2006 fiscal year.)

In 2007, the Committee authorized grants of options to the Named Executive Officers, as follows: Mr. Fishman — 250,000 shares; Mr. McDonough — 50,000 shares; Mr. Marshall — 50,000 shares; Mr. McAdam — 50,000 shares; and Mr. Roche - 50,000 shares. All of these equity grants, valued on a Black-Scholes basis on their grant date of January 4, 2007, had a value significantly below the 50th percentiles of comparable equity grants shown in the Peer Group survey, consistent with the Company’s objective to maintain a broad-based employee stock option program while at the same time meeting its net dilution target.

Retirement and Other Employee Benefits

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

In the U.S., under our 401(k) plan, we contribute amounts to all participants under the plan equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to IRS limits.

We maintain a program under which we provide employees who are eligible to participate in the 401(k) plan and who receive compensation in excess of the amount which may be taken into account in any plan year as a result of the limits of Section 401(a)(17) of the Internal Revenue Code of 1986, with a payment equal to 8% of the employee’s compensation in excess of the IRS limit.

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of highly compensated management and engineering Fellows, are eligible to defer receipt of all or any portion of their cash compensation. Under our Deferred Compensation Plan, we also provide all participants with matching contributions equal to 8% of eligible contributions. See “— Non-Qualified Deferred Compensation Plan” below.

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Mr. Roche previously worked for Analog Devices B.V., our Irish subsidiary, and has accumulated a benefit under this plan. He is currently a U.S. employee and therefore is not an active member of the plan. A participant in this pension plan will be entitled to receive an annual pension equal to 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is defined as the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or earlier termination date. “Pensionable salary” is defined at any date as the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is defined as the period of service of the participant with us up to the normal retirement date, the date of earlier retirement or the date of terminating service with us. The normal retirement date under the pension plan is defined as the last day of the month in which a participant attains his or her 65th birthday. As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, in the event that they retire at age 60, entitled to have their pension benefits increased to two-thirds of final pensionable salary.

The ADBV Executive Investment Partnership Plan is a defined-contribution plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Under this plan, the Company will match employee contributions to the ADBV Executive Investment Partnership Plan, up to a limit of 4% of their annual salary, subject to limits established by the Irish tax authorities.

The Company has a policy of offering very few perquisites to executive officers. The only perquisites provided in 2007 were automobiles for Messrs. Marshall and McAdam and tax services for Mr. Fishman.

Related Policies and Considerations

Agreements with Mr. Fishman

On November 14, 2005, we entered into an employment agreement with Mr. Fishman. Under the employment agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman agreed to continue to serve, as President and Chief Executive Officer of the Company for a term of five years. The employment agreement provides for an annual base salary subject to future increase by the Compensation Committee, and provides for the payment of annual bonuses and annual equity incentive awards as determined by the Compensation Committee. The employment agreement further provided that the Company would seek to establish a long-term retention arrangement for Mr. Fishman.

In October 2007, we entered into a long-term retention agreement with Mr. Fishman. The long-term retention agreement was designed to retain Mr. Fishman as chief executive officer through at least the end of fiscal 2010 (the “retention period”) and to provide appropriate long-term incentives linked directly to the annual performance of the Company. The incentives provided in the long-term retention agreement are in lieu of any future equity awards to Mr. Fishman during the retention period.

Given Mr. Fishman’s current stock and stock option holdings, the Compensation Committee determined to develop a cash-based incentive plan that replicated the value typically delivered through the equity-based plans used by the Peer Group. This cash-based long term incentive plan is based on the same assessment of performance used to determine the Executive Bonus Plan (described above), and uses the same measure of business performance that determines bonuses paid to all Analog Devices employees under the profit sharing plan. In addition, by developing a cash-based incentive plan, shares were preserved for the broader Analog Devices stock option program.

Pursuant to the retention agreement, provided that Mr. Fishman’s employment with the Company does not terminate prior to the conclusion of the retention period, the Company, at the end of the retention period, will credit to an account established for Mr. Fishman under the Company’s Deferred Compensation Plan an amount equal to $5,000,000, plus the sum of the following: for each of fiscal 2008, fiscal 2009 and fiscal 2010, an amount equal to the annual bonus earned by Mr. Fishman under the Company’s Executive Bonus Plan with respect to such fiscal year, multiplied by two (2). The maximum amount that will be credited with respect to any particular fiscal year (after applying the multiplier of two) is $5,000,000.

The Company’s executive bonus plan for each fiscal year is subject to the approval of the Compensation Committee. The specific metrics applicable to the calculation of Mr. Fishman’s annual bonus will be established by the Compensation Committee, in its sole discretion, and may vary from year to year. Mr. Fishman’s annual bonus target percentage under the applicable executive bonus plan will be 160% of his then annual base salary.

In establishing the terms of this arrangement, the Committee, with the assistance of PMP, reviewed the total compensation packages of chief executive officers in the Peer Group. The Committee determined, based on this review, that the total annualized compensation of Mr. Fishman during the term of the agreement, including payments under the retention agreement, would be at approximately the 50th percentile of the comparable total compensation for chief executive officers in the Peer Group, with the opportunity to achieve compensation significantly higher than the 50th percentile if the Company’s performance exceeded its annual bonus plan goals for payments under the plan at the target level.

See “— Retention, Employment and Other Agreements” for additional information relating to the terms of Mr. Fishman’s employment agreement and retention agreement.

Stock Option Grant Date Policy

Our policy is that we will not time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information, nor will we have any program, plan or practice to do so. The Compensation Committee has adopted the following specific policies regarding the grant dates of stock options and stock-based awards, which we refer to as awards, made to the Company’s executive officers and employees:

•	New Hire Grants: The grant date of all awards to newly hired executive officers and employees shall be the 15th day of the month following the date of hire (or the next succeeding business day that the NYSE is open). The exercise price of all new hire awards will equal the closing price of our common stock on the grant date.

•	Annual Grants: The Compensation Committee will approve the annual award grants to our executive officers and employees at one or more meetings held after we file our Annual Report on Form 10-K and prior to December 31. The grant date of all annual awards will be the 2nd business day following January 1 that the NYSE is open. The Compensation Committee has determined to fix the grant date of the annual awards in early January because it follows the conclusion of both our worldwide annual employee compensation review process and the December holiday season and thereby allows us to complete in a timely and efficient manner the numerous administrative and accounting requirements associated with the annual awards. The exercise price of all annual awards will equal the closing price of our common stock on the grant date.

•	Other Grants: All other awards granted to existing executive officers and employees throughout the year (“off-cycle awards”) will have a grant date of the 15th day of the month (or the next succeeding business day that the NYSE is open), provided that the award is approved on or prior to such grant date. No off-cycle awards may be granted to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods commence three weeks prior to the end of each fiscal quarter and terminate on the third business day after the Company’s quarterly earnings are announced. The exercise price of all off-cycle awards will equal the closing price of our common stock on the grant date.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except cash bonus awards, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

The compensation that we pay to our executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and all predecessor plans in accordance with the requirements of SFAS 123R.

Severance, Retention and Change in Control Benefits

We enter into change in control employee retention agreements with each of our executive officers and other key employees of the Company providing for severance benefits in the event of termination within 24 months following a change in control (as defined in each retention agreement) that was approved by our Board of Directors. See “— Retention, Employment and Other Agreements” for additional information relating to these agreements.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below. After reviewing the practices of companies represented in our Peer Group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives at the companies in our Peer Group.

Summary Compensation

The following table contains certain information about the compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers earned in fiscal year 2007. We refer to these executive officers collectively as our Named Executive Officers.

2007 Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred
				Option	Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	$(1)	($)	($)(2)	($)(3)	($)(4)(5)	($)(6)(7)	($)

Jerald G. Fishman	2007	948,838	—	3,992,884	1,317,632	—	5,089,642 (8)	11,348,996
President and Chief Executive Officer
Joseph E. McDonough	2007	386,019	—	959,323	250,830	—	30,882	1,627,054
Vice President, Finance and Chief Financial Officer
Robert R. Marshall	2007	378,688	—	762,534	241,242	—	132,881	1,515,345
Vice President, Worldwide Manufacturing
Robert P. McAdam	2007	378,688	—	738,878	241,242	—	130,093	1,488,901
Vice President and General Manager, Analog Semiconductor Components
Vincent T. Roche	2007	358,562	—	753,828	232,895	2,294	28,685	1,376,264
Vice President, Worldwide Sales

(1)	Represents amount earned in fiscal year 2007. Fiscal year 2007 was a 53-week fiscal year. With respect to Messrs. Marshall and McAdam, salaries are denominated in U.S. dollars but are paid monthly in Euros. The Euro equivalent is calculated by using the prior month’s average exchange rate.

(2)	With the exception of ignoring the impact of the forfeiture rate, these amounts represent the dollar amount recognized by the Company for financial reporting purposes, in accordance with SFAS 123R, related to grants of options to each listed officer. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during fiscal 2007. The SFAS 123R value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. Ratable amounts expensed for stock options that were granted in years prior to fiscal 2007 are also reflected in the table above.

The following table includes the assumptions used to calculate the compensation expense reported for 2007 on a grant by grant basis.

				Assumptions
		Shares	Exercise		Expected	Risk-Free	Dividend	2007
	Grant	Granted	Price	Volatility	Life	Interest	Yield	Expense
Name	Date	(#)	($)	(%)	(Years)	Rate (%)	(%)	($)

Jerald G. Fishman	1/22/2002	530,000	41.05	69.940	5.22	4.189	0	230,700
	9/24/2002	500,000	19.89	71.020	5.22	2.695	0	278,387
	12/10/2003	400,000	45.27	69.315	5.76	3.480	0.350	1,847,877
	12/07/2004	400,000	37.70	27.040	5.00	3.600	0.637	1,144,526
	1/04/2007	250,000	33.41	30.496	5.10	4.610	2.155	491,394

Joseph E. McDonough	1/22/2002	80,000	41.05	69.940	5.22	4.189	0	34,823
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986
	12/06/2005	50,000	39.44	28.640	5.00	4.420	1.217	197,134
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	196,558

Robert R. Marshall	1/22/2002	80,000	41.05	69.940	5.22	4.189	0	34,823
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986
	12/06/2005	50,000	39.44	28.640	5.00	4.420	1.217	118,280
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	78,623

Robert P. McAdam	1/22/2002	80,000	41.05	69.940	5.22	4.189	0	34,823
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986
	12/06/2005	40,000	39.44	28.640	5.00	4.420	1.217	94,624
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	78,623

Vincent T. Roche	1/22/2002	60,000	41.05	69.940	5.22	4.189	0	26,117
	9/24/2002	80,000	19.89	71.020	5.22	2.695	0	44,542
	12/10/2003	65,000	45.27	69.315	5.76	3.480	0.350	300,280
	12/07/2004	65,000	37.70	27.040	5.00	3.600	0.637	185,986
	12/06/2005	50,000	39.44	28.640	5.00	4.420	1.217	118,280
	1/04/2007	50,000	33.41	30.496	5.10	4.610	2.155	78,623

For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in Analog Devices’ Annual Report on Form 10-K for the year ended November 3, 2007.

(3)	These amounts were paid pursuant to the terms of the 2007 Executive Bonus Plan. All such bonus payments were based on Analog Devices’ operating profits before tax. With respect to Messrs. Marshall and McAdam, amounts are denominated in U.S. dollars but are paid in Euros. The Euro equivalent is calculated by using the prior month’s average exchange rate for each of the three months within the quarter in which the bonus is earned. See “Compensation Discussion and Analysis” for a discussion of how such amounts were determined under the Plan.

(4)	The table above does not include an aggregate decrease in the actuarial present value during fiscal 2007 for Messrs. Marshall, McAdam and Roche of $102,628, $66,552 and $25,933, respectively, under the Analog Devices B.V. Executive Pension Plan. Their pensions are denominated in Euros. The U.S. Dollar amount was calculated using the exchange rate as of November 3, 2007, or 0.6941 Euro per U.S. dollar.

(5)	With respect to Mr. Roche, the amount represents the above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. The amounts reflect only the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate, under the fixed-rate investment option on account balances under our Deferred Compensation Plan. SEC regulations consider the “market rate” to be 120% of the applicable federal long-term rate, or AFR. Earnings credited to participants electing the fixed-rate investment option for fiscal year 2007 were calculated using an average rate of 6.43% and 120% of the AFR was 5.66%. The total amount of interest credited to Mr. Roche’s deferred compensation account in fiscal 2007 was $25,640. See “— 2007 Non-Qualified Deferred Compensation.”

(6)	With respect to Messrs. Fishman, McDonough and Roche, reflects pro-rated amounts contributed or accrued by us with respect to each fiscal year under our retirement arrangements, each of which is calendar-year based, including amounts contributed to the accounts of each of these participants under The Investment Partnership Plan of Analog Devices based on annual compensation up to the applicable compensation limit under this plan, plus additional amounts based on annual compensation in excess of such limit that was either contributed to the participant’s account under our Deferred Compensation Plan or paid directly to the executive officer. These amounts also include $6,009 paid to Mr. Fishman in fiscal 2007 in connection with our Employee Service Award Program and $7,725 of tax planning services provided to Mr. Fishman.

(7)	With respect to Messrs. Marshall and McAdam, includes $97,988 and $97,869 respectively contributed by us under our retirement arrangements including the Analog Devices B.V. Executive Pension Plan and the ADBV Executive Investment Partnership Plan. These amounts also include $34,893 for Mr. Marshall and $32,223 for Mr. McAdam related to their use of company owned automobiles. Some of these automobile costs are incurred in Euros. The U.S. dollar equivalent reflected in the table above is calculated by using the average yearly exchange rate, or 0.7426 Euro per U.S. dollar.

(8)	Of this amount, $5,000,000 is payable to Mr. Fishman under his long-term retention agreement if he remains employed by the Company through November 14, 2010. See “— Retention, Employment and Other Agreements.”

Grants of Plan-Based Awards in Fiscal Year 2007

The following table presents information on plan based awards in fiscal 2007 to the officers named in the Summary Compensation Table:

	Estimated Possible Payouts Under				Estimated Possible Payouts under
	Non-Equity Incentive Plan Awards (1)				Long-Term Retention Agreement(2)
								All Other		Grant
								Option		Date
								Awards:	Exercise	Fair Value
								Number of	Price of	of Stock
								Securities	Option	and
								Underlying	Award	Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	Options	($ Per	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	Share)(4)	($)(5)

Jerald G. Fishman		0	1,489,496	6,702,732	5,000,000	14,681,724	20,000,000
	01/04/2007							250,000	33.41	2,367,775
Joseph E. McDonough		0	283,404	1,275,317
	01/04/2007							50,000	33.41	473,555
Robert R. Marshall		0	284,016	1,278,070
	01/04/2007							50,000	33.41	473,555
Robert P. McAdam		0	284,016	1,278,070
	01/04/2007							50,000	33.41	473,555
Vincent T. Roche		0	267,544	1,203,947
	01/04/2007							50,000	33.41	473,555

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under the 2007 Executive Bonus Plan, respectively. The actual amounts paid are reflected in the Summary Compensation Table and were as follows:

Actual Payout under
Non-Equity Incentive
Name	Plans for Fiscal Year 2007
Jerald G. Fishman	$1,317,632
Joseph E. McDonough	$250,830
Robert R. Marshall	$241,242
Robert P. McAdam	$241,242
Vincent T. Roche	$232,895

See “— Compensation Discussion and Analysis” for a discussion of how such amounts were determined under the 2007 Executive Bonus Plan.

(2)	Under the terms of the long-term retention agreement between Mr. Fishman and the Company, if Mr. Fishman remains in the employ of the Company until November 14, 2010 (the “retention date”), the Company will then credit to his account under the Deferred Compensation Plan an amount equal to $5,000,000 plus two times his actual bonus for fiscal 2008, 2009 and 2010, up to a maximum of $5,000,000 per year. The threshold in the table represents the minimum amount to be credited to Mr. Fishman if he remains employed until the retention date. The target amount in the table represents the aggregate target amount by which the potential retention payment will increase over the next three fiscal years, assuming that Mr. Fishman’s target bonus in fiscal 2008, 2009 and 2010 is the same as that in fiscal 2007. The maximum in the table represents the maximum aggregate amount payable under the long-term retention agreement if Mr. Fishman remains in the employ of the Company until November 14, 2010, without regard to any tax gross up payments that may be required to be paid if certain thresholds, established under IRS regulations, are exceeded. See “— Retention, Employment and Other Agreements.”

(3)	Represents options granted pursuant to the 2006 Stock Incentive Plan on January 4, 2007. These options become exercisable, subject to the optionee’s continued employment with us, in five equal installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date with the exception of Messrs. Fishman and McDonough. Mr. Fishman’s option becomes exercisable in four equal annual installments, on each of the first, second, third and fourth anniversaries of the grant date. Mr. McDonough’s option becomes exercisable in two equal installments, on each of the first and second anniversaries of the grant date.

(4)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(5)	The grant date fair value of each of these options was $9.4711 per share and was computed using a Black-Scholes valuation methodology pursuant to SFAS 123R. The grant date fair value of these options was estimated using the following assumptions: 4.610% risk free interest rate; 2.155% dividend yield; 30.496% expected volatility; and a 5.1-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Following the end of fiscal year 2007, on January 3, 2008, we granted the following stock options to our officers named in the Summary Compensation Table, in each case at an exercise price of $29.91 per share:

Number of Shares
Underlying
Name	Options Granted

Jerald G. Fishman	—
Joseph E. McDonough	—
Robert R. Marshall	50,000
Robert P. McAdam	50,000
Vincent T. Roche	80,000

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information with respect to outstanding stock options held by the officers named in the Summary Compensation Table as of November 3, 2007:

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option	Option
	Options (#)	Unexercisable	Exercise	Expiration
Name	Exercisable	(1)	Price ($)	Date(2)

Jerald G. Fishman	600,000	—	7.375	01/15/2008
	600,000	—	28.75	12/30/2009
	600,000	—	44.50	12/10/2010
	13,964	—	39.06	07/18/2011
	530,000	—	41.05	01/22/2012
	500,000	—	19.89	09/24/2012
	133,333	266,667	45.27	12/10/2013
	—	400,000	37.70	12/07/2014
	—	250,000	33.41	01/04/2017

Joseph E. McDonough	110,000	—	28.75	12/30/2009
	90,000	—	44.50	12/10/2010
	545	—	45.90	06/01/2011
	6,052	—	39.06	07/18/2011
	80,000	—	41.05	01/22/2012
	80,000	—	19.89	09/24/2012
	21,666	43,334	45.27	12/10/2013
	—	65,000	37.70	12/07/2014
	10,000	40,000	39.44	12/06/2015
	—	50,000	33.41	01/04/2017

Robert R. Marshall	70,000	—	28.75	12/30/2009
	90,000	—	44.50	12/10/2010
	545	—	45.90	06/01/2011
	4,725	—	39.06	07/18/2011
	80,000	—	41.05	01/22/2012
	683	—	36.62	05/31/2012
	40,000	—	19.89	09/24/2012
	382	—	37.38	06/02/2013
	21,666	43,334	45.27	12/10/2013
	517	—	48.41	06/01/2014
	—	65,000	37.70	12/07/2014
	675	—	37.04	06/01/2015
	10,000	40,000	39.44	12/06/2015
	—	50,000	33.41	01/04/2017

		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option	Option
	Options (#)	Unexercisable	Exercise	Expiration
Name	Exercisable	(1)	Price ($)	Date(2)

Robert P. McAdam	70,000	—	7.375	01/15/2008
	70,000	—	6.625	10/04/2008
	110,000	—	28.75	12/30/2009
	90,000	—	44.50	12/10/2010
	545	—	45.90	06/01/2011
	4,725	—	39.06	07/18/2011
	80,000	—	41.05	01/22/2012
	683	—	36.62	05/31/2012
	80,000	—	19.89	09/24/2012
	278	—	37.38	06/02/2013
	21,666	43,334	45.27	12/10/2013
	517	—	48.41	06/01/2014
	—	65,000	37.70	12/07/2014
	675	—	37.04	06/01/2015
	8,000	32,000	39.44	12/06/2015
	—	50,000	33.41	01/04/2017

Vincent T. Roche	55,000	—	28.75	12/30/2009
	40,000	—	44.50	12/10/2010
	30,000	—	32.78	04/02/2011
	534	—	45.90	06/01/2011
	3,672	—	39.06	07/18/2011
	60,000	—	41.05	01/22/2012
	669	—	36.62	05/31/2012
	60,000	—	19.89	09/24/2012
	656	—	37.38	06/02/2013
	21,666	43,334	45.27	12/10/2013
	517	—	48.41	06/01/2014
	—	65,000	37.70	12/07/2014
	675	—	37.04	06/01/2015
	10,000	40,000	39.44	12/06/2015
	—	50,000	33.41	01/04/2017

(1)	The remaining unexercised options vest, subject to continued employment, as follows:

		Jerald G.	Joseph E.	Robert R.	Robert P.	Vincent T.
Grant Date	Vest Date	Fishman	McDonough	Marshall	McAdam	Roche

12/10/2003	12/10/2007	133,333	21,667	21,667	21,667	21,667
	12/10/2008	133,334	21,667	21,667	21,667	21,667

12/07/2004	12/07/2007	133,333	21,666	21,666	21,666	21,666
	12/07/2008	133,333	21,667	21,667	21,667	21,667
	12/07/2009	133,334	21,667	21,667	21,667	21,667

12/06/2005	12/06/2007	—	10,000	10,000	8,000	10,000
	12/06/2008	—	30,000	10,000	8,000	10,000
	12/06/2009	—	—	10,000	8,000	10,000
	12/06/2010	—	—	10,000	8,000	10,000

01/04/2007	01/04/2008	62,500	25,000	10,000	10,000	10,000
	01/04/2009	62,500	25,000	10,000	10,000	10,000
	01/04/2010	62,500	—	10,000	10,000	10,000
	01/04/2011	62,500	—	10,000	10,000	10,000
	01/04/2012	—	—	10,000	10,000	10,000

(2)	The expiration date of each award is ten years after its grant date.

Option Exercises During Fiscal 2007

The following table contains information concerning the exercise of stock options during the fiscal year ended November 3, 2007 by each of our officers named in the Summary Compensation Table.

	Option Awards
	Number of Shares Acquired	Value Realized Upon Exercise
Name	Upon Exercise (#)	($)(1)

Jerald G. Fishman	65,000	1,852,175
Joseph E. McDonough	—	—
Robert R. Marshall	—	—
Robert P. McAdam	54,000	1,380,861
Vincent T. Roche	30,000	595,750

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

Pension Benefits

The following table sets forth the estimated present value of accumulated pension benefits as of November 3, 2007 for the officers named in the Summary Compensation Table.

			Present Value of
		Number of Years	Accumulated Benefit
Name	Plan Name	Credited Service (#)(1)	($)(2)(3)

Jerald G. Fishman	N/A	N/A	N/A
Joseph E. McDonough	N/A	N/A	N/A
Robert R. Marshall	The Analog Devices B.V.	32	2,215,282
	Executive Pension Plan
Robert P. McAdam	The Analog Devices B.V.	35	2,870,951
	Executive Pension Plan
Vincent T. Roche	The Analog Devices B.V.	11	231,955
	Executive Pension Plan

(1)	The number of credited years of service is greater than the amount of actual years of service for Messrs. Marshall and McAdam by 7 years and 11 years, respectively. The additional years of service represents the prorated amount of additional service years they will be granted once they reach age 60 and will be entitled to receive full benefits under the plan. Mr. Roche previously worked for Analog Devices B.V., our Irish subsidiary, and has accumulated a benefit under this plan. His number of credited years of service is equal to the amount of actual years of service.

(2)	The present value of accumulated benefit for each of Messrs. Marshall, McAdam and Roche is 1,537,627 Euro, 1,992,727 Euro and 161,000 Euro, respectively. The U.S. Dollar amount reflected in the table was calculated using the exchange rate as of November 3, 2007, or 0.6941 Euro per U.S. dollar.

(3)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by the Company for financial reporting purposes. The calculations use a discount rate of 5.50%, a standard mortality table that assumes male members live approximately 23 years after the assumed retirement age and female members live approximately 26 years after the assumed retirement age, inflation of 2.50% per annum, and a normal retirement age of 60 and salary increases of 3.5% per annum.

The Analog Devices B.V. Executive Pension Plan

The Analog Devices B.V. Executive Pension Plan is a defined-benefit pension plan covering all executive employees of our Irish subsidiaries.

A participant in this pension plan will be entitled to receive an annual pension equal to 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is defined as the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or earlier termination date. “Pensionable salary” is defined at any date as the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is defined as the period of service of the participant with us up to the normal retirement date, the date of earlier retirement or the date of terminating service with us. The normal retirement date under the pension plan is defined as the last day of the month in which a participant attains his or her 65th birthday.

As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, in the event that they retire at age 60, entitled to have their pension benefits increased to two-thirds of final pensionable salary. However, their benefits under the pension plan will be pro rated based on their years of service with us if they retire prior to age 60. Compensation covered under this pension plan includes the salaries for Messrs. Marshall and McAdam shown in the Summary Compensation Table included in this proxy statement.

Retention, Employment and Other Agreements

We enter into change in control retention agreements with each of our executive officers and other key employees providing for severance benefits in the event of termination within 24 months following a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The change in control retention agreements also provide for severance benefits if (1) we terminate the employee (other than termination for “cause”), or (2) the employee terminates his or her employment for “good reason” (as defined in his or her agreement) within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. The change in control retention agreements also provide for severance benefits if an employee is terminated (other than for “cause”) within 12 months after a change in control that was not approved by our Board of Directors. The agreements do not provide for severance benefits in the event of an employee’s death or disability. Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of the potential change in control. The change in control retention agreements are reviewed annually by the Compensation Committee and are automatically renewed each year unless we give the employee three months’ notice that his or her agreement will not be extended.

The change in control retention agreements provide for the following severance benefits: (1) a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including Messrs. Fishman, McDonough, Marshall, McAdam and Roche) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination, and (2) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, if payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, the agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code.

For other employees and senior management who are not parties to change in control retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, in the event of the termination of his or her employment under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service would receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, certain of our stock option and restricted stock awards provide for immediate vesting, in part or in full, of the unvested portion of the option or award upon any change in control of Analog Devices.

On November 14, 2005, we entered into an employment agreement with Jerald G. Fishman. Under his employment agreement, as amended, we agreed to continue to employ Mr. Fishman, and Mr. Fishman has agreed to continue to serve, as President and Chief Executive Officer of Analog Devices for a term of five years at an annual base salary of $930,935, subject to increase by the Compensation Committee. Mr. Fishman is entitled to annual bonuses and annual equity incentive awards as determined by the Compensation Committee. The employment agreement also contains non-competition covenants in favor of Analog Devices during Mr. Fishman’s employment and for two years thereafter. The employment agreement provides for severance benefits if Mr. Fishman’s employment with us is terminated without “cause” or terminates for “good reason,” as each of those terms is defined in his employment agreement. These benefits will be paid, following a change in control, only if they are greater than the severance benefits provided under his change in control retention agreement. The severance benefits provided under the employment agreement are as follows: a lump-sum payment equal to (1) Mr. Fishman’s base salary at the time of termination plus his target annual bonus (which is the agreed upon percentage of his base salary) for the fiscal year in which termination occurs, multiplied by (2) a number equal to the lesser of (a) three or (b) the number of full years (plus a fraction representing any partial year) remaining in the employment period immediately prior to such termination. Mr. Fishman’s employment agreement also provides that if his employment with us is terminated without “cause” or if he resigns for “good reason,” all then unvested outstanding stock options to purchase common stock of Analog Devices held by Mr. Fishman would become fully vested and exercisable in full.

Pursuant to Mr. Fishman’s employment agreement, we and Mr. Fishman entered into a long-term retention agreement on October 22, 2007, or the 2007 retention agreement. The agreement is designed to retain Mr. Fishman as our Chief Executive Officer at least through November 14, 2010, or the retention period, which the Board of Directors believes is in the best interests of our company. The 2007 retention agreement provides for annual performance-based cash incentives and is designed to closely align the amounts that Mr. Fishman may earn under that agreement with the performance of our company during the retention period.

The incentives provided in his 2007 retention agreement are in lieu of any additional equity grants to Mr. Fishman during the retention period.

Pursuant to his 2007 retention agreement, provided that Mr. Fishman’s employment with us does not terminate prior to the conclusion of the retention period, we will credit to an account established for Mr. Fishman under our Deferred Compensation Plan an amount equal to $5,000,000 plus the sum of the following: for each of fiscal 2008, fiscal 2009 and fiscal 2010, an amount equal to the annual bonus earned by Mr. Fishman under our executive bonus plan with respect to such fiscal year, multiplied by two (2). The maximum amount that will be credited with respect to any particular fiscal year (after applying the multiplier of two) is $5,000,000.

Our executive bonus plan for each fiscal year is subject to the approval of the compensation committee of our board. The specific metrics applicable to the calculation of Mr. Fishman’s annual bonus will be established by the compensation committee, in its sole discretion, and may vary from year to year. Mr. Fishman’s annual bonus target percentage under the applicable executive bonus plan will be 160% of his then annual base salary.

If, prior to November 14, 2010, Mr. Fishman’s employment with us terminates as a result of termination by us without “cause” (as defined in his employment agreement), termination by Mr. Fishman for “good reason” (as defined in his employment agreement), or termination under circumstances that give rise to severance payments under Mr. Fishman’s 1989 change in control retention agreement, then we will credit to an account established for Mr. Fishman under our Deferred Compensation Plan an amount (determined in accordance with his 2007 retention agreement) that is equal to the amount that would have been credited if he had remained employed through the end of the retention period and earned annual target bonuses. If his termination is due to death or disability, Mr. Fishman would be entitled to a pro rata portion of the bonus accrued under the 2007 retention agreement through the end of the year in which such death or disability occurs.

No portion of the retention amount payable under his 2007 retention agreement will accrue or be credited with any investment earnings or interest prior to such time as it is credited to an account established for Mr. Fishman under our Deferred Compensation Plan. Amounts credited to the account for Mr. Fishman will be paid to him following his termination of employment.

If payments to Mr. Fishman under his 2007 retention agreement would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code, we will pay to Mr. Fishman an additional amount such that the net amount Mr. Fishman retains after paying any excise tax and any federal, state or local income or FICA taxes on such additional amounts shall be equal to the amount he would have received if the taxes paid pursuant to Sections 280G and 4999 were not applicable.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with certain management and engineering employees are currently eligible to participate in the DCP. The DCP was established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation, which includes salary, bonus, director fees and the Company matching contribution. Prior to January 1, 2005, participants could also defer gains on stock options and restricted stock granted before July 23, 1997. The Company has operated the DCP in a manner it believes is consistent with Internal Revenue Service guidance regarding nonqualified deferred compensation plans.

We credit each participant’s account with earnings each year on the deferred amounts. These earnings represent the amounts that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant). Participants have elected to invest most of their DCP balances in a fixed-rate investment option that provides for a return based on the Moody’s Baa index. Earnings credited to participants electing the fixed-rate investment option for fiscal 2007 were calculated using an average interest rate of 6.43%.

Under the terms of the DCP, only the payment of the compensation earned is deferred and there is no deferral of the expense in the Company’s financial statements related to the participant’s deferred compensation and investment earnings. Salary, bonuses, director fees and investment earnings on deferred balances are charged to our income statement as an expense in the period in which the participant earned the compensation. The Company’s balance sheet includes separate line items for the Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

The Company holds DCP assets in a separate trust segregated from other assets. To the extent possible, the Company invests in the same investment alternatives that the DCP participants select for their DCP balances. As a result, a small portion of these assets are invested in mutual funds. Since most participants have selected a fixed rate investment option, the remaining portion of these assets are invested in high-quality, short-term interest-bearing instruments.

Participants who terminate their employment with us due to retirement after reaching age 62, disability or death will be paid their Deferred Compensation Plan balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants who terminate their employment with us for any other reason will receive payment of their Deferred Compensation Plan balance in the form of a lump sum.

2007 Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for each officer named in the Summary Compensation Table during fiscal year 2007.

	Executive	Analog Devices	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal	Withdrawals/	Fiscal Year
Name	($)(1)	($)(2)	Year ($)(3)	Distributions ($)	End ($)

Jerald G. Fishman	—	—	—	—	—
Joseph E. McDonough	—	—	—	—	—
Robert R. Marshall	—	—	—	—	—
Robert P. McAdam	—	—	—	—	—
Vincent T. Roche	151,611	425	25,640	—	432,458

(1)	These amounts are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	In accordance with SEC regulations, only a portion of these amounts are reported in the Summary Compensation Table in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column and described in footnote 5 on page 33. Earnings credited to the accounts of participants electing the fixed-rate investment option for fiscal year 2007 were calculated using an average interest rate of 6.43%.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for each officer named in the Summary Compensation Table, with the exception of Mr. Fishman, are calculated based upon the change in control retention agreements described above under “— Retention, Employment and Other Agreements.” Upon a change in control, if employment is terminated by the Company for cause or by the executive officer other than for good reason, the executive officer will receive his full base salary and all other compensation through the date of termination at the rate in effect at the time notice is given and the Company will have no further obligations to the executive officer. When employment of an executive officer, excluding Mr. Fishman, is terminated in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

Payments upon a change in control for Mr. Fishman are calculated based upon his employment and change in control retention agreements described above, under “— Retention, Employment and Other Agreements.” Upon termination by the Company for cause or voluntary termination prior to a change of control by Mr. Fishman prior to November 14, 2010, Mr. Fishman would receive his full base salary and all other compensation through the date of termination at the rate in effect at the time notice is given and the Company will have no further obligations to him.

The following table quantifies the amount that would be payable to officers named in the Summary Compensation Table upon termination of their employment under circumstances other than those described above. The amounts shown assume that the terminations were effective on the last day of our fiscal year 2007, or November 3, 2007. The table does not include the accumulated benefit under The Analog Devices B.V. Executive Pension Plan or our Nonqualified Deferred Compensation Plan that would be paid to the officers named in the Summary Compensation Table described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plan,” except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the table does not include the value of vested but unexercised stock options as of November 3, 2007. The actual amounts that would be paid out can only be determined at the time of the executive officer’s termination of employment.

											Termination
											by us without
											Cause or by the
											Named Executive
	Termination by us without Cause or by the Named Executive Officer with Good Reason										Officer with
	Following a Change in Control($)(1)										Good Reason($)		Termination by Death($)(2)
	Joseph E.		Robert R.		Robert P.		Vincent T.		Jerald G.		Jerald G.		Jerald G.		Robert R.	Robert P.
	McDonough		Marshall		McAdam		Roche		Fishman		Fishman		Fishman		Marshall	McAdam

Cash Severance	1,266,716	(3)	1,145,918	(3)	1,145,918	(3)	1,081,558	(3)	2,846,514	(4)	2,846,514	(5)	—		—	—
Cash Bonus	716,530	(6)	732,569	(6)	732,569	(6)	676,400	(6)	4,554,422	(4)	4,554,422	(5)	—		—	—
Value of Accelerated Vesting of Stock Options (7)	—		—		—		—		—		—		—		—	—
Cash Retention Payment	—		—		—		—		17,133,664	(8)	17,133,664	(8)	7,852,958	(9)	—	—
Incremental Pension Benefit (10)	—		—		—		—		—		—		—		422,847	422,847
Value of Medical and other Benefits	25,686	(11)	8,872	(11)	8,366	(11)	25,686	(11)	29,850	(12)	29,850	(12)	—		—	—
Excise Tax Gross up	—		—		—		—		—		—		—		—	—

Total	2,008,932		1,887,359		1,886,853		1,783,644		24,564,450		24,564,450		7,852,958		422,847	422,847

(1)	The benefits shown under this heading are also payable if the executive officer voluntarily leaves within 12 months following a change in control not approved by the board of directors.

(2)	Mr. Fishman also receives these benefits in the event of termination due to disability.

(3)	Based upon a multiplier of 299% of the executive officer’s base salary.

(4)	Following a change in control, Mr. Fishman is eligible to receive severance amounts under his employment agreement or change in control retention agreement, whichever is greater. The amounts shown for cash severance and cash bonus reflect the lesser of three or the number of years remaining in the employment period of his employment agreement, which expires on November 14, 2010, multiplied by his base salary and target annual bonus.

(5)	Under his employment agreement, Mr. Fishman is eligible to receive the lesser of three or the number of years remaining in the employment period of his employment agreement, which expires on November 14, 2010, multiplied by his base salary and target annual bonus.

(6)	Based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses paid or awarded to him in the four fiscal quarters preceding his termination.

(7)	Represents the value of the unvested options that would have become vested and exercisable based on the closing price per share of our common stock, or $32.90, as of November 2, 2007. Based upon Mr. Fishman’s employment agreement, all unvested outstanding stock options become fully vested and exercisable in full at the time of any event set forth in the above table. For all other employees (including the other Named Executive Officers), in accordance with the 1998 and 2006 Stock Option Plans, upon a change in control event, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options. As of November 3, 2007, each Named Executive Officer would be entitled to acceleration of vesting of the following number of shares:

Unvested Awards that
Accelerate upon
Change in Control
Name	(#)

Jerald G. Fishman	916,667
Joseph E. McDonough	99,167
Robert R. Marshall	99,167
Robert P. McAdam	95,167
Vincent T. Roche	99,167

(8)	Mr. Fishman is entitled to a retention payment pursuant to his long-term retention agreement. This is equal to $5 million plus two times his annual bonus for each of fiscal years 2008, 2009 and 2010. For these purposes, we have assumed target payouts for fiscal years 2008, 2009 and 2010 that are equal to his current target annual bonus of 160% of his base salary.

(9)	Upon death or disability, Mr. Fishman is entitled to receive the $5 million retention payment, plus the annual amount earned by him under his long-term retention agreement for any year, commencing with fiscal 2008, prior to his death or disability, plus two times his annual bonus in the year of his death or disability.

(10)	Amount represents the incremental benefit that would be granted to executives actively participating in The Analog Devices B.V. Executive Pension Plan upon death. Upon death, executives receive a lump sum death benefit of four times their annual pensionable salary while non-executive employees receive a lump sum death benefit of three times their annual pensionable salary. The amount reflected in the table reflects one year of their annual salary and represents the enhancement of the death benefit calculation for executives over non-executive employees. Since the pension benefit is calculated in Euros, the U.S. dollar equivalent reflected in the table above is calculated by using the exchange rate as of November 3, 2007, or 0.6941 Euro per U.S. dollar.

(11)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a change in control as defined in each change in control retention agreement (benefits per annum based on $12,843 for each of Messrs. McDonough and Roche, $4,436 for Mr. Marshall and $4,183 for Mr. McAdam).

(12)	Amounts include life, disability, dental, accident and group health insurance benefits for three years based on the number of years remaining in his employment agreement assuming a termination date of November 3, 2007 (benefits per annum based on $9,950).

Option Program Description

Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We currently have one plan, the 2006 Stock Incentive Plan, as amended, or the 2006 Plan, under which we grant equity awards. Under the 2006 Plan, options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, may be granted to all employees, officers, directors, consultants and advisors of Analog. A majority of our employees participate in this plan. All options have a term of ten years and generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The 2006 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock as of the date of grant. We believe that our option program is critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

We have set the fiscal 2008 maximum net dilution percentage related to our option program at 1.6%. The dilution percentage is calculated as the total number of shares of common stock underlying option grants during the year, net of management’s estimated cancellations for the year, divided by total outstanding shares of our common stock as of the end of fiscal 2007.

All stock option grants to executive officers and directors can be made only from shareholder-approved plans and are made after a review by, and with the approval of, the Compensation Committee of our Board of Directors. All members of the Compensation Committee are independent directors, as defined by the rules of the NYSE.

The following tables provide information relating to option grants during our last five fiscal years, option activity during fiscal year 2007 and options outstanding as of November 3, 2007.

Employee and Executive Option Grants

	Five Year
	Average	2007	2006	2005	2004	2003(1)

Net grants during the period as a percentage of average outstanding shares(2)	1.6%	0.9%	1.2%	2.8%	2.9%	0%
Grants to our named executive officers during the period as a percentage of options granted	4.5%	5.9%	1.6%	5.4%	5.1%	0.1%
Grants to our named executive officers during the period as a percentage of average outstanding shares	0.1%	0.1%	0.04%	0.2%	0.2%	0%
Cumulative options held by our named executive officers as a percentage of total options outstanding	7.3%	7.4%	7.1%	7.7%	7.2%	7.1%

(1)	Options were generally granted once per year between September and January as part of our annual performance appraisal process. Occasionally, two sets of option grants can fall within one fiscal year, as the process spans the end of one fiscal year and the beginning of the next fiscal year. Conversely, as in fiscal year 2003, there are fiscal years in which no annual merit options are granted. During fiscal 2006 the Compensation Committee adopted a policy regarding the grant date of stock options and stock-based awards. As a result of this policy, annual grants beginning with fiscal 2007 are awarded on the second business day following January 1 that the NYSE is open.

(2)	Net grants are defined as option grants less cancellations.

Summary of Option Activity — Fiscal 2007

		Restricted Awards Outstanding		Options Outstanding
	Shares		Weighted
	Available		Average Grant	Number of	Weighted
	for Future	Restricted	Date Fair	Shares	Average
	Option	Awards	Value per	Underlying	Exercise
	Grants (#)	Outstanding (#)	Share ($)	Options (#)	Price ($)

October 28, 2006	17,969,894	55,219	$35.35	84,460,978	$34.09

Shares canceled upon termination of stock plans	(4,564)
Restricted awards granted(1)	(117,540)	39,180	$34.89
Restrictions lapsed	—	(15,606)	$36.12
Grants	(7,690,915)			7,690,915	$33.52
Exercises	NA			(7,252,194)	$15.06
Cancellations	4,741,592			(4,741,592)	$40.42

November 3, 2007	14,898,467	78,793	$34.97	80,158,107	$35.39

(1)	The 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant (a “Full-Value Award”) will be counted as three shares for each share subject to the Full-Value Award. The Company granted limited restricted stock awards and restricted stock units during fiscal year 2007 to attract key employees and in conjunction with acquisitions.

In-the-Money and Out-of-the-Money Option Information as of November 3, 2007

	Exercisable			Unexercisable			Total
			Wtd. Avg.			Wtd. Avg.			Wtd. Avg.
			Exercise			Exercise			Exercise
Range of Exercise Prices	Shares (#)%		Price ($)	Shares (#)%		Price ($)	Shares (#)%		Price ($)

$3.07-$8.13	4,417,962	8%	$6.98	46,761	0%	$3.07	4,464,723	6%	$6.94
$8.14-$28.70	8,624,253	16%	$19.99	181,173	1%	$27.72	8,805,426	11%	$20.15
$28.71-$32.89	8,058,201	14%	$28.82	179,862	1%	$31.85	8,238,063	10%	$28.89

In-the-Money	21,100,416	38%	$20.64	407,796	2%	$26.72	21,508,212	27%	$20.75

$32.90-$39.22	3,392,659	6%	$37.73	17,227,417	72%	$35.86	20,620,076	26%	$36.17
$39.23-$42.73	11,720,773	21%	$40.87	5,784,469	24%	$39.44	17,505,242	22%	$40.39
$42.74-$45.05	9,221,591	16%	$44.49	—	0%	$0.00	9,221,591	11%	$44.49
$45.06-$52.30	10,231,582	18%	$45.58	549,339	2%	$45.27	10,780,921	13%	$45.57
$52.31-$99.25	522,065	1%	$68.41	—	0%	$0.00	522,065	1%	$68.41

Out-of-the-Money(1)	35,088,670	62%	$43.30	23,561,225	98%	$36.96	58,649,895	73%	$40.75

Total Options Outstanding	56,189,086	100%	$34.79	23,969,021	100%	$36.78	80,158,107	100%	$35.39

(1)	Out-of-the-money options are those options with an exercise price equal to or above the closing price per share of our common stock on November 2, 2007 ($32.90).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of November 3, 2007 about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)	(c)
				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-Average	Future Issuance Under
	Issued Upon Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)		Warrants and Rights	Reflected In Column (a))

Equity compensation plans approved by shareholders	44,303,569		$34.37	15,615,553	(2)
Equity compensation plans not approved by shareholders	35,852,887	(3)	$36.64	386,365	(4)

Total	80,156,456		$35.39	16,001,918	(5)

(1)	This table excludes an aggregate of 1,651 shares issuable upon exercise of outstanding options assumed by Analog Devices in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $5.10.

(2)	Includes 717,086 shares issuable under our 1992 Employee Stock Purchase Plan. During fiscal 2006, our Board of Directors decided that the offering period which ended June 1, 2006 was the last offering period under our employee stock purchase plans. Additionally, the 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit price lower than the fair market value of our common stock on the date of grant (a “Full-Value Award”) will be counted as three shares for each share subject to the Full-Value Award. Our 2006 Plan, which was approved by shareholders in March 2006, allows for the issuance of 15 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Plan and our 2001 Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised.

(3)	Consists of shares issuable upon exercise of outstanding options granted pursuant to our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Upon adoption of the 2006 Plan, no further grants may be made under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan is set forth below.

(4)	Consists of 187,182 shares issuable under our Employee Service Award Program and 199,183 shares issuable under our 1998 International Employee Stock Purchase Plan. During fiscal 2006, our Board of Directors decided that the offering period which ended June 1, 2006 was the last offering period under our employee stock purchase plans. A description of the 1998 International Employee Stock Purchase Plan and the Employee Service Award Program is set forth below.

(5)	Includes 916,269 shares issuable under our employee stock purchase plans and 187,182 shares issuable under our Employee Service Award Program. During fiscal 2006, our Board of Directors decided that the offering period which ended June 1, 2006 was the last offering period under our employee stock purchase plans.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, or the 2001 plan, pursuant to which non-statutory stock options for up to 50,000,000 shares of common stock may be granted to employees, consultants or advisors of Analog Devices and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share. Upon adoption of the 2006 Plan, no further grants may be made under the 2001 plan.

Our Board of Directors is authorized to administer the 2001 plan, which includes authorization to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

Our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (1) the number of shares of common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant; four equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant; or five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant), (3) the exercise price of options (which may not be less than the fair market value of the common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years).

If any option granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by that option will again be available for grant under the 2001 plan. No option may be granted under the 2001 plan after December 5, 2011, but options previously granted may extend beyond that date.

Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any reorganization event or change in control.

If a reorganization event occurs, the 2001 plan requires our Board of Directors to provide that all the outstanding options are assumed, or equivalent options substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, would become exercisable in full and would terminate immediately prior to the consummation of the reorganization event. If those options are assumed or replaced with substituted options, they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options, provided that any remaining unvested options held by an optionee would vest and become exercisable in full if, on or prior to the first anniversary of the change in control, such optionee’s employment is terminated without “cause” or for “good reason” (as those terms are defined in the 2001 plan).

1998 International Employee Stock Purchase Plan

The 1998 International Employee Stock Purchase Plan, as amended to date, or the International Employee Stock Purchase Plan, was adopted by the Board of Directors in June 1998 and most recently amended by the Board in December 2005. The International Employee Stock Purchase Plan is intended to provide a method whereby employees of subsidiary corporations of ADI residing in countries other than the United States have the opportunity to acquire shares of common stock of ADI. There are a total of 1,000,000 shares of ADI common stock authorized for issuance under the International Employee Stock Purchase Plan, of which 747,647 shares have been issued as of the date of this proxy statement.

The Board of Directors has appointed the Compensation Committee of the Board to administer the International Employee Stock Purchase Plan. The Compensation Committee is authorized to interpret the provisions of the International Employee Stock Purchase Plan and adopt rules relating to its administration, subject to the final jurisdiction of the Board of Directors. The Board of Directors may at any time terminate or amend the International Employee Stock Purchase Plan. Unless extended or earlier terminated by the Board of Directors, the International Employee Stock Purchase Plan will terminate on June 1, 2008. During fiscal 2005, our Board of Directors decided that the offering period which ended June 1, 2006, was the last offering period under the International Employee Stock Purchase Plan.

The International Employee Stock Purchase Plan permits eligible employees to purchase during one or more offering periods shares of ADI common stock. An offering period generally extends for twelve months; however, the Board of Directors or the Compensation Committee may in its discretion choose a different period of fewer than twelve months. The purchase price per share under the International Employee Stock Purchase Plan is equal to the lower of 85% of the composite closing price of a share of ADI common stock as reported on the NYSE on the offering commencement date or the offering termination date. Under the International Employee Stock Purchase Plan, employees may authorize ADI to withhold up to 10% of their annual base salary (or, in the case of an offering of less than twelve months, up to 10% of their base salary for each payroll period in that offering period) to purchase shares under the International Employee Stock Purchase Plan, subject to certain limitations.

The Board of Directors is required to make appropriate adjustments with respect to the International Employee Stock Purchase Plan in the event of a change in the outstanding shares of common stock of ADI by reason of a stock dividend, subdivision, combination or exchange of shares, recapitalization or other similar event. The International Employee Stock Purchase Plan also contains provisions addressing the consequences of a merger or consolidation of ADI or a sale of assets of ADI.

Employee Service Award Program

The Employee Service Award Program, or the Program, is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees of ADI who are not executive officers are eligible to receive these awards in the form of ADI common stock. Executive officers of ADI receive these awards in cash in lieu of stock. The awards are granted to employees starting with the employee’s tenth anniversary of employment with ADI and thereafter at the end of each subsequent five-year period of employment with ADI. The value of the award at the employee’s tenth anniversary with ADI is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of ADI common stock as reported on the NYSE on a specified date. The Board of Directors may terminate, amend or suspend the Program at any time in its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, Messrs. Champy, Saviers and Severino served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal year 2007, or formerly, an officer or employee of Analog Devices or any subsidiary of Analog. Mr. Champy’s son, Adam S. Champy, is employed by us as an engineer in our Micromachined Products Division. Adam Champy joined Analog Devices in June 2005 after graduating from the Massachusetts Institute of Technology with a Masters of Engineering in Computer Science and Electrical Engineering. In fiscal year 2007, Adam S. Champy earned $107,388 of cash compensation, which includes his salary, bonus and Analog Devices’ contribution to The Investment Partnership Plan. On January 3, 2008, he was granted a stock option for the purchase of 2,400 shares of our common stock at an exercise price of $29.91 per share. No other member of our Compensation Committee had any relationship with us during fiscal year 2007 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal year 2007, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Analog Devices, Inc.

James A. Champy, Chairman
F. Grant Saviers
Paul J. Severino

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending November 1, 2008. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2008 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2008 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO OUR ARTICLES OF
ORGANIZATION AND BYLAWS

Our board of directors recommends that our shareholders approve management’s proposal to amend our articles of organization and bylaws to require that a candidate in an uncontested election for director will be elected as a director only if the votes cast for his or her election exceed the votes cast against his or her election. In contested elections, the vote standard would continue to be a plurality of votes cast.

Current Standard

Our company is a Massachusetts corporation. Massachusetts law provides that, unless otherwise specified in a company’s articles of organization or bylaws, directors are elected by a plurality of the votes cast. Our bylaws include this plurality standard for elections of directors by shareholders, which means that a director nominee with the most votes cast in his or her favor is elected, notwithstanding any withheld votes.

Description of Proposed Amendments

The proposed amendments of our articles of organization and bylaws to implement majority voting are set forth in Appendix A to this proxy statement. The amendment of our articles of organization is an enabling provision, which permits the amendment of our bylaws that implements the majority vote standard in director elections other than contested elections. If these amendments of our articles of organization and bylaws are not approved, the existing plurality vote standard in our bylaws will remain in effect.

Reasons for Recommendation

Shareholders of many public companies, including our company, have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than be elected under the plurality voting standard. In response, a number of public companies have recently adopted charter or bylaw provisions requiring a majority vote standard, or a bylaw or policy requiring a director who does not receive such a majority to submit his or her resignation from the board. Such a post-election resignation policy or bylaw is designed to address what happens to a director who failed to receive sufficient votes for re-election but who, under state law, would otherwise remain in office until his or her successor is elected at the next annual meeting.

In connection with our receipt of prior shareholder proposals relating to the adoption of a majority vote standard, we had concerns about implementing an untested standard where the potential legal and other implications were not well understood. Our board recognized the uncertainties under Chapter 156D of the Massachusetts Business Corporation Act as to how companies can appropriately and most effectively implement such a standard. In response to our investors’ concerns, we adopted changes to our corporate governance guidelines to provide that any director nominee in an uncontested election who receives more votes “withheld” than “for” will tender his or her resignation, which must then be accepted or rejected by our board within 90 days following certification of the shareholder vote. Our board has the ability to consider a variety of factors, including applicable legal and regulatory requirements, in determining whether to accept or reject the resignation.

Our board has continued to monitor developments in corporate governance as the practices surrounding the majority vote standard have evolved. As the investor community has focused on this issue, the legal and other potential consequences of adopting a majority vote standard have been reviewed more closely. A number of public companies incorporated in Massachusetts have adopted some form of majority vote standard and there is now more experience, knowledge and examples of how it can be implemented. Our board has continued to evaluate the merits, risks and uncertainties relating to a majority vote standard. Our board believes that a majority vote standard for uncontested director elections will give shareholders a significant voice in and responsibility for the election of our directors, will result in only directors with broad acceptability being elected, and may enhance the accountability of each board member to our shareholders. After careful consideration, our board believes it is now in the best interest of our company and our shareholders to amend our articles of organization and bylaws to provide for a majority vote standard.

Effectiveness of Amendments

If approved, the amendment of our articles of organization will become effective upon the filing of articles of amendment of our articles of organization with the Secretary of The Commonwealth of Massachusetts. We would make that filing promptly after approval of this proposal at the 2008 annual meeting. The amendment of our bylaws would be effective at the same time. The new majority vote standard would then be applicable to any uncontested election of directors occurring after these amendments become effective. If the proposed amendments to our articles of organization and bylaws are approved, conforming changes to our corporate governance guidelines approved by our board will become effective. Our corporate governance guidelines, as revised, will provide that an incumbent director who does not receive more votes “for” than “against” his or her election in an uncontested election will promptly offer to tender his or her resignation. Our board would then need to decide whether to accept or reject the resignation in a process similar to the one our board currently uses pursuant to the existing director resignation policy.

Vote Required

This proposal to amend our articles of organization and our bylaws must be approved by the holders of two-thirds of all the shares entitled generally to vote on the proposal. Abstentions from voting and broker non-votes will have the effect of a vote against this proposal.

Our Board of Directors recommends a vote “FOR” this proposal. Proxies solicited by our Board of Directors will be so voted unless shareholders otherwise specify in their proxies.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2008 annual meeting. However, if any other matters are properly presented at the 2008 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.investorvote.com or telephonically by calling 1-800-652-VOTE (1-800-652-8683) and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 2:00 a.m. EST on March 11, 2008.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

APPENDIX A

Articles of Amendment

Analog Devices, Inc., having a registered office at One Technology Way,

Norwood, Massachusetts 02062, certifies as follows:

FIRST, Article VI of the Restated Articles of Organization, as amended, of the corporation is amended by this Amendment.

SECOND, this Amendment was duly adopted and approved on September 12, 2007 by the board of directors and by the shareholders in the manner required by law and the Articles of Organization.

THIRD, the specific text of the amendments effected by this Amendment is as follows:

Article VI is amended to add the following at the end thereof:

“The bylaws of the corporation may, but are not required to, provide that in a meeting of shareholders other than a contested election meeting (as such term may be defined in such bylaws), a nominee for director shall be elected to the board of directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, and in a contested election meeting, directors shall be elected by a plurality of the votes cast at such contested election meeting.”

FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.

FIFTH, this Amendment does not change the number of shares or par value (if any) of any type, or designate a class or series, of stock, or change a designation of any class or series of stock.

The foregoing amendments will become effective at the time and on the date when these Articles of Amendment are approved by the Division.

Signed by

(Please check appropriate box)

☐ Chairman of the board of directors,

☐ President,

☐ Other officer,

☐ Court-appointed fiduciary,

on this [          ] day of [     ], 2008.

Majority Vote Bylaw Amendment

Section 1.8 of the Amended and Restated Bylaws of Analog Devices, Inc. shall be replaced in its entirety with the following: (Note: In order to make the amendment to the following provisions clearer, the text added has been underlined and made bold, and the text deleted has been marked with a strikethrough.)

1.8 Action of Meeting.  If a quorum of a voting group exists, favorable action on a matter, other than the election of a member of the Board of Directors, is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, the Articles of Organization, these Bylaws or, to the extent authorized by law, a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including more separate voting groups. ~~Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.~~ Other than in a Contested Election Meeting (as defined below), when a quorum is present, a nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election). In a Contested Election

A-1

Meeting, when a quorum is present, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting, determined as of the tenth day preceding the date of the corporation’s first notice to shareholders of such meeting sent pursuant to Section 1.4 of these Bylaws (the “Determination Date”); provided, however, that if in accordance with Section 1.9(b) of these Bylaws, shareholders are entitled to nominate persons for election as director for a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall instead be as of the end of such period. No ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

A-2

002CS-60883

APPENDIX B
PRELIMINARY COPY

C123456789
		000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext
Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 11, 2008.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345
▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed and FOR each of Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - John L. Doyle*	☐	☐	02 - Paul J. Severino*	☐	☐	03 - Ray Stata*	☐	☐

*Each to be elected as Class III Directors of the Company, each for a term of three years.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 1, 2008.	☐	☐	☐	3.	To approve amendments to the Company’s Articles of Organization and By-Laws to require a majority vote for uncontested elections of directors.	☐	☐	☐
UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS
OF THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.
B

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Analog Devices, Inc.

Annual Meeting of Shareholders — March 11, 2008
The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Margaret K. Seif, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Babson College, Sorensen Center for the Arts, 231 Forest Street, Babson Park, Wellesley, Massachusetts 02457, on Tuesday, March 11, 2008, at 10:00 a.m. (Local Time) and at any adjournments thereof. None of the following proposals is conditioned upon the approval of any other proposal.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote your shares over the Internet or by telephone, please do not return your proxy card.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
UNLESS VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

SEE REVERSE
SIDE
(Continued and to be signed on reverse side)

SEE REVERSE
SIDE